Exhibit 16.1

FEDERATED HERMES WORLD INVESTMENT SERIES, INC.

UNANIMOUS CONSENT OF DIRECTORS

The undersigned, being all of the Directors of Federated Hermes World Investment Series, Inc. (the “Corporation”), hereby consent, in accordance with the laws of the Title 2-408, Subsection (c), Corporations and Associations, Annotated Code of Maryland, as amended, and Article II, Section 14, of the Bylaws of the Corporation, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Directors of the Corporation:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Hancock Horizon Diversified International Fund and Hancock Horizon International Small Cap Fund, both portfolios of The Advisors’ Inner Circle Fund II, into Federated Hermes International Leaders Fund and Federated Hermes International Small-Mid Company Fund, respectively, both portfolios of the Corporation.

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WITNESS the due execution hereof this 11th day of November, 2020.

/s/ J. Christopher Donahue J. Christopher Donahue	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ John T. Collins John T. Collins	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ Thomas R. Donahue Thomas R. Donahue	/s/ Madelyn A. Reilly Madelyn A. Reilly
/s/ G. Thomas Hough G. Thomas Hough	/s/ P. Jerome Richey P. Jerome Richey
/s/ Maureen Lally-Green Maureen Lally-Green	/s/ John S. Walsh John S. Walsh